UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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First Franklin Corporation

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May 17, 2010
Dear Fellow Shareholder:
By now you should have received First Franklin Corporation’s proxy statement, annual report, annual meeting notice and BLUE proxy card. If you have not already done so, please sign, date and mail the enclosed BLUE proxy card and vote to re-elect Thomas H. Siemers and me (John J. Kuntz) to the First Franklin Corporation Board of Directors.
We have delivered long-term value to you, our stockholders. Since our first public offering in 1987, we paid dividends for 84 consecutive quarters (21 years). That unfortunately changed in 2009. Still, through dividends, two stock splits and increased market value, the company has returned to stockholders $358 for every $100 invested in our initial public offering.
Representatives of Lenox Wealth Management, Inc. have launched a proxy contest to oppose Tom’s and my re-election to First Franklin’s Board. They are asking you to elect John C. Lame and Jason D. Long, two Lenox employees, to your Board. We urge you to ignore the WHITE proxy card they have provided.
Banks across the country are reeling from the effects of declining property values, high unemployment and related borrower defaults during the deep recession and ensuing banking crisis. First Franklin is no different. The challenging economy is a reality but it is not an excuse. We must do better — and we will — with the focus on long-term value that has seen Franklin through the banking crisis of 1985, numerous periods of recession, inflation and high unemployment. 2010 is likely to be a year in which the banking industry continues to struggle with the lingering effects of the so-called “jobless recovery,” additional loan loss provisions, higher deposit insurance premiums and increasing REO (real estate owned) expenses.
This is a reality that John Lame and Jason Long cannot change. It is a situation through which neither one of them has managed a bank. Indeed, in their extremely limited past experience at managing a bank, their record was abysmal!
An Abysmal Record at Management — John C. Lame and Jason D. Long
In their recent letter to First Franklin’s stockholders, John Lame and Jason Long boasted, “Bottom line, we know how to run a bank, and we know how to run a business.” Their record tells a very different story.
John Lame joined the board of Lenox Bancorp in 1998. That was the last year that Lenox Bancorp was profitable in the five years that John Lame was on its board. Consider especially losses of $272,793 reported by Lenox Bancorp after Mr. Lame won his proxy contest in 2001. Also consider the losses per share reported by Lenox Savings Bank when Mr. Lame was Chairman (2002 and 2003) and Mr. Long was CFO (2003) during what were clearly better financial times in 2002 and 2003 compared to earnings per share reported by First Franklin:

	2002 EPS	2003 EPS*
Lenox Savings Bank	($0.29)	($1.15)
First Franklin Corporation	$0.65	$0.24
*- earnings per share through Q 3 prior to the sale of Lenox Savings Bank

First Franklin Corporation
May 17, 2010

In late 2003, after a divisive proxy contest and losses for stockholders, Mr. Lame negotiated the sale of Lenox Savings Bank. It is hard to quantify precisely what value Lenox Bancorp stockholders actually received from the sale of Lenox Savings Bank but, from what is publicly available, it is clear that Mr. Lame retained quite a bit. Only 20% of the sale price was promised to the Lenox shareholders and up to 80% of the sale price was earmarked to restructure Lenox Bancorp as Lenox Wealth Management, Inc.
When Lenox sold Lenox Savings Bank in 2003, Lenox told its shareholders that the board of directors, chaired by John Lame, “determined that the operation of a state chartered bank was no longer in the best interest of the company and its shareholders.”
Now, consider Mr. Lame’s and Mr. Long’s current record running Lenox Wealth Management:
•	Lenox’s total assets are down to $5.1 million at the end of 2009, after realizing $7.2 million from the sale of the bank subsidiary in 2003

•	Its largest single asset is a customer list purchased in 2004 from a company controlled by John Lame for $2.45 million

•	Lenox paid a $2.8 million special dividend in 2008, a year in which Lenox had a net operating loss of $96,000 and borrowed $2.0 million on lines of credit

•	As the owner of at least 50% of Lenox, Mr. Lame would have received at least $1.4 million from the special dividend in 2008.

•	Lenox’s 12 employees’ average salary and employee benefits equals $163,551 (plus more in stock based compensation for certain employees and forgivable loans)

•	Certain Lenox employees have a deferred compensation package with a guaranteed 15% return for each of the first three years for participating executives
We hope you understand that when Mr. Lame said the decision to sell Lenox Savings Bank was “clearly in the long-term interests of Lenox shareholders,” he really meant that it was in HIS best long-term interest!
Poor Judgment — Self-Interest — Irresponsible Actions— Limited Banking Experience
In addition to Mr. Lame’s and Mr. Long’s abysmal record at running a bank and running a business, there is even more for you to consider about Mr. Lame and his approach to board governance.
This is what Mr. Lame’s colleague on the board of Lenox Bancorp had to say in 2001 about Mr. Lame’s poor judgment, self-interest, irresponsible actions and limited bank management experience:
In a letter to shareholders dated April 24, 2001, Lenox Bancorp’s Chairman, Mr. Henry E. Brown, said this of Mr. Lame:
"1. Lame has sought to promote his own interest; 2. Lenox Bancorp has not been benefitted by a number of Lame’s actions; and 3. Lame has tried to exercise control over Lenox Bancorp without authority to do so and in an irresponsible manner. Further, Lame’s aggressive tactics have taken significant time and attention of your Board and management to address and, in our view, have hindered our ability to address ways to improve operations and enhance the value of your investment.”

First Franklin Corporation
May 17, 2010

In a subsequent letter, Mr. Brown said this of Mr. Lame:
“The Company’s Nominating Committee declined to nominate Mr. Lame for another term after considering that Mr. Lame’s bank management experience is limited to his tenure with the Company and Bank, Mr. Lame’s judgment at times has been poor and had negatively affected the Bank, and our belief that Mr. Lame has sought to promote his own interests.”
These are strong words. You should consider them carefully. You should then ask yourself if this is someone you want to serve on your board of directors.
Sadly, these quotes describe our own recent experience with Mr. Lame (and Mr. Long who now works for Mr. Lame). The opportunistic and disingenuous attacks they have made on First Franklin’s board, management and staff, and the misrepresentations and distortions in their letters to First Franklin stockholders, indicates to us that little has changed since Mr. Lame and Mr. Long took control of Lenox Bancorp.
We hope you will consider Mr. Lame’s and Mr. Long’s abysmal record at managing a bank, their failure to provide value to all of its stockholders, and their questionable record at managing Lenox Wealth Management. We also hope you will consider the comments about Mr. Lame from his former board colleague regarding his poor judgment, self-interest, irresponsible actions and limited bank management experience.
Perhaps you are one of the First Franklin stockholders who have not received the Lenox proxy materials. That’s because, as best we can determine, they only sent their materials to a select group of the largest stockholders. Shame on them! First Franklin values every single stockholder, not just the largest ones, and we value your votes.
In 2010, I will work with the board and the management team to review existing operations and explore new programs, always with an eye to delivering long-term value with the interests of all stockholders in mind. We are focused on three objectives:
•	Improve asset quality.

•	Restore profitability.

•	Reinstitute dividends.
When you vote your proxy this year, please vote for Thomas H. Siemers and John J. Kuntz by signing, dating and mailing the BLUE proxy card, and discard the white proxy card. If you have already returned a white proxy card, you can change your vote by returning this BLUE proxy card. Please vote for proven and experienced leadership that has a record of delivering long-term value to Franklin shareholders.
If you have not yet received your proxy materials, or if you have any questions or need further information, please do not hesitate to contact me at 513.469.8000 or the professionals of Georgeson Inc. who are assisting First Franklin Corporation in this proxy contest. They can be reached by calling toll free at 1.866.391.7004.
On behalf of the First Franklin Corporation Board of Directors,
/s/ John J. Kuntz
John J. Kuntz
Chairman, President and CEO